Exhibit 99

Marine Products Corporation Reports First Quarter 2016 Financial Results

ATLANTA, April 27, 2016 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2016. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral’s sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. In addition, Chaparral manufactures SunCoast Sportdeck outboards and Vortex Jet Boats. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended March 31, 2016, Marine Products generated net sales of $63,665,000, a 25.7 percent increase compared to $50,644,000 in the same period of the prior year. The increase in net sales was due to a 36.7 percent increase in unit sales, partially offset by a 9.3 percent decrease in the average selling price per boat. During the quarter we generated higher unit sales in many of our product lines, but particularly among our Robalo sport fishing boats, our Chaparral H2O models, and our Chaparral SunCoast Sportdecks. Average selling prices decreased during the quarter due to a model mix that included a higher percentage of smaller models.

Gross profit for the quarter was $12,688,000, or 19.9 percent of net sales, a 24.3 percent increase compared to gross profit of $10,205,000, or 20.2 percent of net sales, in the same period of the prior year. Gross profit for the first quarter increased compared to the prior year due to higher net sales. Gross margin declined slightly during the quarter compared to the prior year due to model mix, partially offset by improved manufacturing efficiencies resulting from higher production volumes.

Operating profit for the quarter was $5,645,000, an increase of 32.7 percent, compared to $4,254,000 in the first quarter of last year. Selling, general and administrative expenses were $7,043,000 in the first quarter of 2016, an increase of 18.3 percent compared to the first quarter of 2015. Selling, general and administrative expenses increased due to expenses that vary with sales and profitability, as well as higher advertising and boat show expenses. Selling, general and administrative expenses were 11.1 percent of net sales during the first quarter of 2016, a slight decrease compared to 11.8 percent of net sales during the same period of the prior year.

Net income for the quarter ended March 31, 2016 was $3,921,000, an increase of $992,000 or 33.9 percent, compared to net income of $2,929,000 for the first quarter of 2015. Diluted earnings per share were $0.10 in the first quarter of 2016, an increase of $0.02 per share compared to the first quarter of the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “The first quarter of 2016 continued the favorable trends of the past few years, and in fact, this quarter’s sales were the highest quarterly sales in eight years. We recorded improved sales of our Robalo outboard sportfishing boats, especially the Robalo 160 which we introduced early in this model year. In addition, our Chaparral SunCoast outboards sold well, and we experienced increased demand for our Chaparral H2O sterndrives. At the end of the first quarter of 2016, our dealer inventory was higher than at the same time last year, but appropriate to the level of dealer demand we see as we enter the strongest part of the retail selling season. We are very pleased with our dealers’ and retail customers’ reception to the new models we have recently introduced, as well as the general sales strength among our sterndrive models.

First Quarter 2016 Earnings Press Release

“Last month we reported the death of James A. Lane, Jr., the president of Chaparral Boats and a director at Marine Products Corporation. Jim had served as the president of Chaparral for almost 40 years, and his passing is a loss to our company and to our industry. Our company and Jim’s family appreciate the support of the recreational boating community over the past few weeks. The tenured operational management that remains in place at our company will continue our tradition of strong brand management, customer satisfaction and profitable financial performance for many years in the future,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, April 27, 2016 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 389-5988 or (719) 325-2144 for international callers and using the conference ID #5988234. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo offshore sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, that our high level of dealer inventory is appropriate to the level of demand during the retail selling season, our beliefs regarding the reaction of dealers and customers to our new models, and our belief that the tenured operational management in place at Marine Products Corporation will continue our traditions of strong brand management, customer satisfaction and profitable financial performance in the future. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2015.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

First Quarter 2016 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2016	2015	% BETTER (WORSE)
Net Sales	$63,665	$50,644	25.7%
Cost of Goods Sold	50,977	40,439	(26.1)
Gross Profit	12,688	10,205	24.3
Selling, General and Administrative Expenses	7,043	5,951	(18.3)
Operating Profit	5,645	4,254	32.7
Interest Income	92	117	(21.4)
Income Before Income Taxes	5,737	4,371	31.3
Income Tax Provision	1,816	1,442	(25.9)
Net Income	$3,921	$2,929	33.9%

EARNINGS PER SHARE
Basic	$0.10	$0.08	25.0%
Diluted	$0.10	$0.08	25.0%

AVERAGE SHARES OUTSTANDING
Basic	38,298	37,028
Diluted	38,298	37,264

First Quarter 2016 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(in thousands)
	2016	2015
ASSETS
Cash and cash equivalents	$8,240	$9,175
Marketable securities	10,004	6,165
Accounts receivable, net	6,215	5,406
Inventories	31,657	30,412
Income taxes receivable	927	366
Deferred income taxes	-	2,323
Prepaid expenses and other current assets	1,349	1,184
Total current assets	58,392	55,031
Property, plant and equipment, net	12,754	10,525
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	30,873	28,694
Deferred income taxes	3,323	2,761
Other assets	10,456	9,973
Total assets	$119,571	$110,757

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$10,419	$8,503
Accrued expenses and other liabilities	11,430	10,788
Total current liabilities	21,849	19,291
Long-term pension liabilities	5,179	6,675
Other long-term liabilities	72	79
Total liabilities	27,100	26,045
Common stock	3,837	3,833
Capital in excess of par value	4,428	3,670
Retained earnings	86,043	79,152
Accumulated other comprehensive loss	(1,837)	(1,943)
Total stockholders' equity	92,471	84,712
Total liabilities and stockholders' equity	$119,571	$110,757